Exhibit (h)(8)(a)

[            ]

FORM OF LETTER AGREEMENT

Impact Shares Trust I

2189 Broken Bend

Frisco, Texas 75034

Re: Expense Limitation Agreement

Ladies and Gentlemen:

This Letter Agreement documents an undertaking by Impact Shares Corp. (the “Adviser”), to limit the total operating expenses of the Impact Shares MSCI Global Climate Select ETF (the “Fund”), which is a series of the Impact Shares Trust I (the “Trust”). This Letter Agreement shall terminate (i) in the event that the Investment Advisory Agreement between the Trust and the Adviser terminates with respect to the Fund, (ii) at the sole discretion of the Fund’s Board of Trustees on 30 days’ prior written notice to the Sub-Adviser, or (iii) upon mutual agreement between the Adviser and the Fund’s Board of Trustees.

Effective [            ], and until at least [            ] (such date at least one year from the effective date of the Trust’s registration statement with respect to the Fund), the Adviser hereby undertakes to limit the total annual operating expenses (exclusive of fees paid by the Fund pursuant to the Fund’s distribution plan under Rule 12b-1 under the Investment Company Act of 1940, taxes, brokerage commissions and other transaction costs, interest payments, acquired fund fees and expenses, extraordinary expenses and dividend expenses on short sales (together the “Excluded Expenses”)) of the Fund to 0.30% of the average daily net assets attributable to shares of the Funds (the “Expense Cap”).

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided, that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation, or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Sincerely,

Impact Shares Corp

By: [        ]

Name: Ethan Powell

Title: President

ACKNOWLEDGED AND ACCEPTED ON BEHALF OF:

Impact Shares MSCI Global Climate Select ETF

IMPACT SHARES TRUST I

By: [        ]

Name: Donald J. Guiney

Title: Secretary